Exhibit 99.1

Press Release

Safehold Reports Third Quarter 2024 Results

NEW YORK, October 28, 2024

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2024.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q3‘24 revenue was $90.7 million
—	Q3‘24 net income attributable to common shareholders was $19.3 million, or $26.1 million excluding the portion of the quarter’s non-cash general provision for credit losses on prior period balances[1]
—	Q3‘24 earnings per share was $0.27, or $0.37 excluding the portion of the quarter’s non-cash general provision for credit losses on prior period balances[1]
—	Closed $104 million of new originations in Q3’24, including three new ground leases for $72 million[2] and one leasehold loan for $32 million[3]
—	Purchased joint venture partner’s ownership interest in all ground leases acquired by the venture to date for a total commitment of $69 million[4]

“This was a productive quarter for Safehold, supplementing new originations with an opportunistic joint venture buyout that is expected to grow earnings and further diversify the portfolio,” said Jay Sugarman, Chairman and Chief Executive Officer. “While rate volatility remains disruptive to real estate and transaction activity, we’re seeing positive trends in

1 The Company electively enhanced its general provision for credit losses methodology during the quarter, and applied the updated methodology to prior period balances in accordance with GAAP. Of the quarter’s $7.5 million total non-cash general provision for credit losses expense, $6.8 million represents the expense related to prior period balances. See the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for additional information.

2 Gross of joint venture partner’s 45% participation in one new investment in the third quarter in the amount of $10.7m. $72m total commitments includes $19m of forward commitments that have not yet been funded as of 9/30/24. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will fully fund these transactions.

3 Gross of leasehold loan partner’s 47% participation interest. The leasehold loan did not fund during the third quarter and there can be no assurance that Safehold will fully fund its commitment.

4 Gross purchase price of $80 million for 9 ownership interests within the joint venture, including forward commitments and purchase premium. The $69 million net purchase price excludes one investment that was originated early in the third quarter and is included within the new originations metrics.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

certain markets and are well-positioned to capitalize on opportunities and best serve our customers.”

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Tuesday, October 29, 2024. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.545.0523
International:	973.528.0016
Access Code:	161168

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on October 29, 2024 through 12:00 a.m. ET on November 12, 2024 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	51479

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Non-GAAP Financial Measures:

Net income attributable to Safehold Inc. common shareholders excluding general provision for credit losses on prior period balances, and EPS excluding general provision for credit losses on prior period balances, are non-GAAP measures used as supplemental performance measures to give management and investors a view of net income and EPS more directly derived from operating activities in the period in which they occur. It should be examined in conjunction with net income attributable to common shareholders as shown in our consolidated statements of operations. EPS excluding general provision for credit losses on prior period balances is calculated as net income attributable to Safehold Inc. common shareholders excluding general provision for credit losses on prior period balances, divided by the weighted average number of common shares. These metrics should not be considered as alternatives to net income attributable to common shareholders or EPS, respectively (in each case determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”)). These measures may differ from similarly-titled measures used by other companies. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Earnings Reconciliation (all figures in thousands except per share figures)
Net income attributable to Safehold Inc. common shareholders	$19,331
Add: General provision for credit losses on prior period balances[1]	6,804
Net income attributable to Safehold Inc. common shareholders excluding general provision for credit losses on prior period balances	$26,135
Weighted average number of common shares – basic	71,436
Weighted average number of common shares – diluted	71,540
EPS excluding general provision for credit losses on prior period balances (basic & diluted)	$0.37

1 Includes general provision for credit losses on prior period balances of $6.6m on consolidated assets and $0.2m on unconsolidated assets in Q3’24.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com